Exhibit 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release

Contact: Press
Teri Everett 212-852-7070
teverett@newscorp.com

Jack Horner 212-852-7952
jhorner@newscorp.com

NEWS CORPORATION NAMES GERSON ZWEIFACH SENIOR EXECUTIVE VICE PRESIDENT AND GROUP GENERAL COUNSEL
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NEW YORK, NEW YORK - January 9, 2012 - News Corporation today announced the appointment of Gerson Zweifach, 58, a partner at Williams & Connolly LLP, to Group General Counsel effective February 1, 2012. Mr. Zweifach will become a Senior Executive Vice President of the Company and will report to Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation.

In his more than three decades at Williams & Connolly, Mr. Zweifach's litigation practice has covered a wide variety of substantive areas including significant media and first amendment cases, as well as patent, antitrust and securities matters. He has handled a number of high profile cases as both plaintiff's and defendant's counsel in courts throughout the U.S., including representing Richard A. Grasso in Spitzer v. Grasso in the New York state courts.

Commenting on Mr. Zweifach's appointment, Mr. Murdoch said: "We are fortunate to have such a renowned attorney join our Company as we navigate the rapidly changing media landscape. Throughout his distinguished career, Gerson has earned a reputation as one of the nation's leading litigators and a staunch protector of the First Amendment. This coupled with his wide-ranging experience and exceptional leadership skills will prove invaluable to News Corporation's global business.

I remain grateful to my long-standing colleague, Janet Nova, for handling our legal issues so deftly as Interim General Counsel for the past six months and am pleased that she will continue to play an integral role on our legal team."

Mr. Zweifach commented: "I could not be more thrilled to join the leader in global media at such a pivotal time in its history. It would be hard to imagine a more compelling opportunity to have far-reaching impact across a variety of legal issues and challenges. I look forward to working in concert with Rupert and News Corporation's businesses, to help ensure the best possible return to all of the company's stakeholders."

Mr. Zweifach is a graduate of Brown University, where he graduated magna cum laude and was elected to Phi Beta Kappa, and Yale Law School, where he was elected to the Law Journal. He is a member of the District of Columbia and New York Bars. Zweifach is married to Jacqueline Zins and has two children.

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2011 of approximately US$60 billion and total annual revenues of approximately US$34 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.